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                                                                   EXHIBIT 10.21

                                   METAWAVE
                          COMMUNICATIONS CORPORATION

June 27, 1997


Mr. Robert H. Hunsberger
3408 Mount Vernon Way
Plano, Texas 75025

Dear Bob:

On behalf of Metawave Communications Corporation, it is my pleasure to offer you the position of President and Chief Executive Officer, as detailed in this letter, with a start date of July 28, 1997.

Base compensation for your duties will be $220,000.00 per year for the first two years of employment, subject to federal income tax and other normal withholding, to be paid on Metawave's regularly scheduled pay days. After your second year of employment, your base salary will be set by the Board of Directors.

You have also been granted a guaranteed bonus (i) for the first year of your employment in the amount of $130,000.00 which will be paid (net of taxes and other normal withholding) on a prorated monthly basis, (ii) for the second year of your employment in the amount of $65,000.00 to be paid (net of taxes and other normal withholding) again monthly. After your second year of employment, any bonus to be awarded will be determined by the Board of Directors.

A recommendation will be made to the Board of Directors that you be granted an option to purchase 900,000 shares of Metawave common stock at the exercise price of $0.62 per share. Under our current plan, one quarter of the shares vest after one year of employment with the remaining three quarters progressively vesting on a monthly basis over the next three (3) subsequent years.

Metawave has also granted to you $50,000.00 in relocation assistance. This figure represents the relocation assistance after it has been grossed up for tax purposes (tax equalized). It will be paid to you in four equal installments of $12,500.00 each with your first four regular pay checks. Should you leave the company prior to completing 12 months of employment, you will be required to repay Metawave this relocation amount on a prorated basis.

In the event that the Company terminates your employment without cause, you will receive a lump sum severance payment within 30 days of such termination equal to 12 months' base salary ($220,000.00) and continuation of benefits for twelve months.

You are eligible for our Medical, Dental and Life insurance starting on the first day of the month following your hire date. You are also eligible to participate in our 401(K) program. Details about these benefits may be obtained from the Human Resources Department.

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Mr. Robert H. Hunsberger
Page 2
June 27, 1997

It is the policy of Metawave that employees not disclose nor use any confidential information from prior employment while employed by Metawave. If you have entered into specific NonDisclosure agreements, non-competitive agreements, or any other agreements with any previous employer that might affect or restrict your employment with us, please provide us with a copy so that we can ensure that both you and Metawave abide by the terms thereof.

Employment with Metawave is at the mutual consent of each employee and the company. Accordingly, while Metawave has every expectation that employment relationships will be mutually beneficial and rewarding, both you and Metawave retain the right to terminate the employment relationship at will, at any time, with or without cause.

This offer represents the entire offer of Metawave and supersedes any prior verbal or written agreements. This offer will remain open until June 29, 1997. As a condition of your employment, you are required to sign a copy of the enclosed Confidentiality and Inventions Agreement and provide proof of your right to work in the United States to Human Resources on your first day of work.

Bob, we are excited about you leading our team and we hope you will be able to achieve both your personal and professional objectives here at Metawave. If I can answer any questions, please feel free to call me.

Please sign below and fax this letter to me and also return the original to me by mail. The copy is for your records.

Welcome aboard!

Sincerely,

METAWAVE COMMUNICATIONS CORPORATION

/s/ Douglas O. Reudink
________________________________________
By:  Douglas 0. Reudink, Chairman of the Board

This will acknowledge my acceptance of this offer of employment.

/s/ Robert H. Hunsberger
________________________________________
Robert H. Hunsberger

June 27, 1997
Date